EXHIBIT 10(iii)

DEBT SETTLEMENT AGREEMENT

Agreement made on August 31, 2003 between Noni Wee an individual residing at Block 131 — #0104 Chilton Park 1955, Singapore, referred to as Creditor and Newtech Resources Ltd. with offices located at 1818-1177 West Hastings Street, Vancouver, British Columbia V6E 2K3 referred to as Debtor.

SECTION ONE

ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of $260,000 and interest computed at 10% per annum pursuant to the terms of certain Promissory Notes dated May 31, 1999, April 12, 2000, April 30, 2001 and July 23, 2002.

SECTION TWO

AGREEMENT FOR DIFFERENT METHOD OF PAYMENT

Debtor and Creditor desire and agree, to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and obligations for payment for same contained in the original promissory note as described in Section One above.

SECTION THREE

CONSIDERATION

In consideration of the mutual promises contained in this Agreement, Debtor and Creditor agree as follows:

a.

Method of Payment: Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 838,710 shares of Debtor’s common stock, valued at $0.31 a share, as consideration for monies owed to Creditor as a result of funds provided by Creditor to Debtor.

b.

Satisfaction: On execution of this Agreement and Debtor’s board of directors resolution authorizing the issuance of 838,710 shares of Debtor’s common stock to Creditor provided for in Section Three (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Vancouver, British Columbia on the date first mentioned above.

Newtech Resources Ltd.

/s/ Ross WilmotBy:
Ross Wilmot, President

Noni Wee

/s/ Noni Wee